Exhibit 99.1

TPI Composites, Inc. Adds Global Energy Executive as Chief Commercial Officer

Scottsdale, Ariz., August 7, 2017 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has hired Joseph G. Kishkill as its Chief Commercial Officer, effective August 21, 2017. In this position, Joe will lead TPI’s diversified growth strategy, including all commercial aspects of the wind blade business and TPI’s diversified markets effort.

Joe brings over 25 years of extensive international energy experience to TPI, including leadership positions in both the oil and gas and solar sectors. Most recently, Joe served in the roles of President, International and Chief Commercial Officer of First Solar, Inc. As Chief Commercial Officer of First Solar, Joe led the commercial team that generated annual revenue in excess of $3.5 billion in 2015. Prior to that, Joe served as President, Eastern Hemisphere and Latin America regions for Exterran Holdings, a worldwide market leader in oil and gas production equipment and natural gas compression systems. Joe launched his career in the energy industry at Enron Corporation where he held various leadership positions in their energy business including CEO for South America.

Joe has lived and worked in the United States, Argentina, Brazil and United Arab Emirates. He holds a BS in Electrical Engineering from Brown University and an MBA from Harvard.

Steve Lockard, TPI’s President and CEO commented, “We are thrilled to have Joe Kishkill join our executive team. His international business development and executive experience in both conventional and renewable resources provides great tools to help us continue to grow and diversify both our wind blade business and new applications for advanced composite solutions around the globe.”

About TPI Composites, Inc.

TPI Composites, Inc. is the only U.S.-based independent manufacturer of composite wind blades for the wind energy market with a global footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742